Exhibit 12

CONSENT OF CURTIS J. FREEMAN

I hereby consent to the use of my name in connection with the following reports and documents, which are being filed as exhibits to and incorporated by reference into the annual report on Form 40-F of NovaGold Resources Inc. (the “Company”) being filed with the United States Securities and Exchange Commission and any document in which the annual report or Form 40-F may be incorporated by reference into and filed with the United States Securities and Exchange Commission:

  The technical report dated April 16, 2002 titled “Summary Report for the Rock Creek Gold Prospect, Seward Peninsula, Alaska” prepared by Avalon Development Corporation (the “Rock Creek Report”), and the qualifying certificate I executed in connection with the Rock Creek Report dated April 16, 2002;

  The technical report dated April 15, 2002 titled “Summary Report for the Nome Gold and Gravel Project, Seward Peninsula, Alaska” prepared by Avalon Development Corporation (the “Nome Gold Report”), and the qualifying certificate I executed in connection with the Nome Gold Report dated April 15, 2002;

  The technical report dated April 1, 2002 titled “Summary Report for the Shotgun Gold Project, Kuskokwim Mineral Belt, Alaska” prepared by Avalon Development Corporation (the “Shotgun Gold Report”), and the qualifying certificate I executed in connection with the Shotgun Gold Report; and

  The annual information form of the Company dated March 31, 2004 for the fiscal year ended November 30, 2003, which include reference to my name in connection with information relating to the Rock Creek Project, the Nome Gold and Gravel Project and the Shotgun Gold Project.

Dated at Fairbanks, Alaska, this 19th day of May, 2004.

/s/ Curtis J. Freeman
Curtis J. Freeman